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                                                                     Exhibit 4.1



                               THE MONY GROUP INC.

                         RESTRICTED STOCK OWNERSHIP PLAN

1. PURPOSE OF THE PLAN

         The purpose of The MONY Group Inc. Restricted Stock Ownership Plan is to promote the interests of the Company and its shareholders by motivating superior performance of key employees through compensation incentives related to the Common Stock, by enabling the Company to attract and retain the services of key employees upon whose judgment, interest, and effort the successful conduct of its operations is largely dependent, and by encouraging and providing for the acquisition by key employees of an ownership interest in the Company which, in the case of the Company's Officers, will further the goals of the Stock Ownership Guidelines established by the Board.

2. DEFINITIONS

         2.1 Definitions. The following capitalized terms used in the Plan shall have the meanings specified below:

         (a) "Award" means an award of Restricted Stock granted under the Plan.

         (b) "Award Agreement" means an agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

         (c) "Board" means the Board of Directors of the Company.

         (d) "Cause" shall have the meaning given to such term in any employment agreement between the Company and the Participant in effect at the time of termination of employment. In the event that no such agreement is in effect, "Cause" shall mean (i) the willful failure by the Participant to perform substantially his duties as an Employee (other than due to physical or mental illness) after reasonable notice to the Participant of such failure, (ii) the Participant's engaging in serious misconduct that is injurious to the Company or any Subsidiary in any way, including, without limitation, by way of damage to their respective reputations or standings in their respective industries, (iii) the Participant having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony or (iv) the breach by the Participant of any written covenant or agreement with the Company or any Subsidiary not to disclose any information pertaining to the Company or any Subsidiary or not to compete or interfere with the Company or any Subsidiary.

         (e) "Change in Control" shall have the meaning specified in Section 6 hereof.

         (f) "Code" means the Internal Revenue Code of 1986, as amended.
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         (g) "Committee" means the Human Resources Committee of the Board, or such other committee or subcommittee of the Board appointed by the Board to administer the Plan from time to time.

         (h) "Common Stock" means the common stock of the Company, par value $0.01 per share.

         (i) "Company" means The MONY Group Inc.

         (j) "Disability" means the permanent and total disability of a Participant within the meaning of Section 22(e)(3) of the Code (or any successor provision thereto).

         (k) "Effective Date" means the Effective Date of the Plan, as provided in Section 9.1 hereof.

         (l) "Employee" means any Officer or other key employee of the Company or any Subsidiary, as determined by the Committee in its sole discretion.

         (m) "Fair Market Value" of a share of Common Stock as of a given date means the closing sales price of the Common Stock on the New York Stock Exchange as reflected on the composite index on the trading date immediately preceding the date as of which Fair Market Value is to be determined. If the Common Stock is not listed on the New York Stock Exchange as of such date, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate.

         (n) "Officer" means an Employee of the Company with the rank of Vice-President or higher.

         (o) "Participant" means an Employee who has received an Award of Restricted Stock under the Plan.

         (p) "Plan" means The MONY Group Inc. Restricted Stock Ownership Plan as set forth herein, as it may be amended from time to time.

         (q) "Restricted Stock" means an Award entitling a Participant to shares of Common Stock that are nontransferable and subject to vesting, forfeiture or other restrictions until the specific conditions set forth in the Award Agreement are satisfied.

         (r) "Rule 16b-3" means Rule 16b-3 promulgated by the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934.

         (s) "Section 7312(w)" means Section 7312 (w) of the New York State Insurance Laws, as amended from time to time.

         (t) "Section 162(m)" means section 162(m) of the Code and the Treasury Regulations thereunder, as amended from time to time.
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         (u) "Section 162(m) Participant" means any Participant who, in the sole judgment of the Committee, could be treated as a "covered employee" under
Section 162(m) at the time taxable income may be recognized by such Participant in connection with an Award.

         (v) "Stock Ownership Guidelines" means the stock ownership guidelines for Officers of the Company adopted by the Board, as may be amended by the Board from time to time.

         (w) "Subsidiary" means an any corporation or partnership in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock of such corporation or of the capital interest or profits interest of such partnership.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN

         3.1 Number of Shares. The aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan is 1,000,000 shares. The shares of Common Stock to be delivered under the Plan will be made available, in whole or in part, from treasury shares, authorized but unissued shares or from shares that are purchased by the Company in the open market. If any share of Common Stock that is the subject of an Award is not issued or ceases to be issuable for any reason, or is forfeited or cancelled for any reason, such share of Common Stock will no longer be charged against the foregoing maximum share limitation and may again be made subject to Awards under the Plan.

         3.2 Adjustments. In the event of any stock dividend or stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than ordinary cash dividends), exchange of shares, or other similar corporate change, then the aggregate number and kind of shares of Common Stock available for Awards under Section 3.1 hereof shall be adjusted by the Committee in the manner that it deems to be equitable and appropriate, and the Committee's determination shall be conclusive.

4. ADMINISTRATION OF THE PLAN

         4.1 Committee Members. The Plan will be administered by the Committee, which will consist of two or more persons who, to the extent deemed necessary or appropriate by the Board, satisfy the requirements for a "nonemployee director" under Rule 16b-3 and the requirements for an "outside director" under Section 162(m). The Committee may exercise such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan, including, without limitation, the power and authority to delegate to appropriate officers of the Company administrative responsibility for the operation of the Plan. No member of the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award.

         4.2 Committee Authority. Subject to the express limitations of the Plan, the Committee has authority in its discretion to determine the Employees to whom, and the time or times at which, Awards may be granted, the number of shares subject to each Award, the purchase price (if any) of an Award, the time or times at which an Award will become vested or
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transferable, and the performance and other conditions of an Award. The
Committee also has discretionary authority to interpret the Plan; to make factual determinations under the Plan; to determine the terms of the respective Award Agreements; to make other determinations necessary or advisable for Plan administration; and to delegate to appropriate officers of the Company administrative responsibility for the operation of the Plan. The Committee has authority to prescribe, amend, and rescind rules and regulations relating to the Plan. All interpretations, determinations, and actions by the Committee will be final, conclusive, and binding upon all parties.

5. RESTRICTED STOCK

         5.1 Grants of Restricted Stock. Awards of Restricted Stock are shares of Common Stock that are subject to vesting requirements, forfeiture conditions and restrictions on transfer and other incidents of ownership, as described below. Awards of Restricted Stock may be made in whole shares only. All Awards will be granted by the Committee and will be evidenced by an Award Agreement.

                  A. Periodic Grants. The Committee may make Awards of Restricted Stock to Employees at such time or times as it shall determine in its sole discretion. Subject to the express provisions of the Plan, the number of shares, vesting and forfeiture conditions, transfer restrictions and other terms and conditions of the Award shall be determined by the Committee in its sole discretion, taking into account the Stock Ownership Guidelines applicable to an Officer as well as the requirements of Section 7312(w) and Section 162(m).

                  B. Matching Grants. The Committee may make Awards of Restricted Stock to Employees from time to time for a number of shares based on the number of shares of Common Stock acquired by the Participant in the open market with the Participant's personal funds during a calendar year (or other period specified by the Committee). The ratio of the number of shares awarded to the number of shares purchased, any holding period requirements for those shares purchases, and any limitations on the number of shares awarded, shall be determined by the Committee in its sole discretion (subject to the terms of the Plan) prior to the beginning of the relevant period and communicated to eligible Officers. All other terms and conditions of an Award, including vesting and forfeiture conditions and transfer restrictions, shall be determined by the Committee in its sole discretion, taking into account the Stock Ownership Guidelines applicable to an Officer, as well as the requirements of Section 7312(w) and Section 162(m).

         5.2 Vesting and Forfeiture. The Committee shall impose on an Award of Restricted Stock vesting requirements and forfeiture conditions that may be based on one or more of the following: (i) the continued employment of the Participant with the Company or its Subsidiaries for a specified time period or periods, (ii) the attainment of specified business or individual performance goals or measures or (iii) such other terms as specified by the Committee. In the case of any Award that is intended to qualify for exemption under Section 162(m), the permitted performance criteria and the other terms and conditions of the Award shall be determined pursuant to Sections 5.3 and 5.4 hereof. The Committee may, in its discretion, accelerate the vesting of an Award of Restricted Stock at any time or on the basis of any
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specified event, including upon a Change in Control as provided in Section 6.1 hereof. The Committee shall also have the discretionary authority to determine the effect on vesting or forfeiture conditions of certain circumstances of termination of employment, including termination with or without Cause, termination for "good reason" under an employment or severance agreement, and termination by reason of death or disability.

         5.3 Performance Criteria. The performance criteria upon which the grant or vesting of an Award intended to qualify for exemption under Section 162(m) may be based shall be limited to the following business measures, which may be applied with respect to the Company, any Subsidiary or any business unit: (i) stock price increase, (ii) total shareholder return, (iii) return on equity,
(iv) return on capital, (v) earnings per share, (vi) EBIT (earnings before interest and taxes) (vii) cash flow (including operating cash flow, free cash flow, discounted cash flow return on investment, and cash flow in excess of costs of capital), and (viii) any of the foregoing performance measures in relation to performance on the same measures of comparable peer companies or appropriate stock market or industry indices. In the case of Awards that are not intended to qualify for exemption under Section 162(m), the Committee may designate performance criteria from among the foregoing, or from among such other business or individual criteria as it shall determine it its sole discretion.

         5.4 Additional Section 162(m) Requirements. The maximum number of shares of Common Stock that may be subject to all Awards of Restricted Stock granted to a Section 162(m) Participant under the Plan during any one calendar year shall be limited to the maximum number of whole shares having a Fair Market Value as of the date of the Award that does not exceed 200 percent of the annual base salary rate of the Section 162(m) Participant in effect at the end of the preceding fiscal year. In the case of an Award that is intended to comply with the requirements for exemption under Section 162(m), the Committee shall make all determinations necessary to establish the Award within 90 days of the beginning of the period over which performance is to be measured (or such other time period required under Section 162(m)), including, without limitation, the designation of the Section 162(m) Participants to whom Awards are made, the number of shares subject to the Award and the number of shares that are earned under the Award upon achieving the applicable performance goals. As and to the extent required by Section 162(m), the terms of an Award granted to a Section 162(m) Participant must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Section 162(m) Participant, and must preclude discretion to increase the amount of compensation payable that would otherwise be due under the terms of the Award.

         5.5 Transfer Restrictions. Shares of Restricted Stock may not be transferred, assigned or subject to any encumbrance, pledge or charge until all applicable restrictions on the Award are removed or expire, including without limitation any vesting and forfeiture restrictions. The Committee may require the Participant to enter into an escrow agreement providing that the certificates representing Restricted Stock granted or sold pursuant to the Plan will remain in the physical custody of an escrow holder until all restrictions are removed or expire. Failure to satisfy any applicable restrictions shall result in the subject shares of Restricted Stock being forfeited to the Company. The Committee may require that certificates representing Restricted Stock granted under the Plan bear a legend making appropriate reference to the restrictions imposed. At the time all restrictions imposed on an Award of Restricted Stock lapse in
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accordance with the Plan, a stock certificate for the appropriate number of shares of Common Stock, free of the restrictions and restrictive stock legend (other than as required under the Securities Act of 1933 or otherwise), shall be delivered to the Participant or his beneficiary or estate, as the case may be.

         5.6 Rights as Shareholder. Subject to the restrictions provided under this Section 5 and the applicable Award Agreements, the Participant will have all rights of a shareholder with respect to shares of Restricted Stock granted, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto, unless the Committee determines otherwise at the time the Restricted Stock is granted, as set forth in the Award Agreement. Notwithstanding the foregoing, no Employee shall receive, under the Plan, beneficial ownership, as such term is defined in Section 7312(w)(2) of the New York Insurance Law, of any securities of the Company before December 24, 2003; to this end, where necessary to carry out the prohibition set forth in this sentence, the Award Agreement shall provide that the Participant shall not be entitled to exercise any voting rights or other consensual rights, or to receive any dividend payments with respect to the Restricted Stock, before December 24, 2003.

6. CHANGE IN CONTROL

         6.1 Effect of Change in Control. The Committee may provide for the effect of a Change in Control on an Award in an Award Agreement. Such provisions may include any one or more of the following: (i) the acceleration of vesting or lapsing of forfeiture or transfer restrictions of an Award, (ii) the waiver or modification of performance or other conditions related to the rights under an Award; (iii) provision for the cash settlement of an Award for an equivalent cash value, or (iv) such other modification or adjustment to an Award as the Committee deems appropriate to maintain and protect the rights and interests of Participants upon or following a Change in Control. Notwithstanding the foregoing, in the event that a Change in Control shall occur prior to December 24, 2003, no shares of Restricted Stock held by an Officer shall, to the extent prohibited by Section 7312(w), become transferable or otherwise permit "beneficial ownership" (within the meaning of Section 7312(w)) by the Participant prior to such date, and the rights of the Officer with respect to the Award shall be as provided in the applicable Award Agreement or any employment or severance agreement between the Officer and the Company.

         6.2 Definition of Change in Control.

         For purposes of this Agreement, a Change in Control shall be deemed to have occurred upon:

an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of shares of outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Voting Securities") which, when combined with any other securities owned beneficially by the acquirer, would result in such acquirer beneficially owning twenty percent (20%) or more of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then Outstanding Voting Securities;
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excluding, however, the following: (1) any acquisition directly from the
Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

at any time following the date hereof, individuals who as of the date hereof constitute the Board (and any new directors whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors as of the date hereof or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

the consummation of a transaction approved by the shareholders of the Company that is a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that results in the Outstanding Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least eighty percent (80%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, reorganization or transaction;

the consummation of a transaction approved by the shareholders of the Company that is (A) the sale or other disposition of all or substantially all of the assets (by way of reinsurance or otherwise) of the Company or (B) a complete liquidation or dissolution of the Company; or

adoption by the Board of a resolution to the effect that any Person has taken actions which, if consummated, would result in such Person acquiring effective control of the business and affairs of the Company, subject to the consummation of the transactions contemplated by such actions.

7. AWARD AGREEMENTS

         7.1 Form of Agreement. Each Award of Restricted Stock under the Plan shall be evidenced by an Award Agreement in a form approved by the Committee setting forth the number of shares of Common Stock subject to the Award and the terms of all vesting, forfeiture and transfer restrictions. The Award Agreement shall also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan.

         7.2 Contract Rights; Amendment. Any obligation of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by an Award Agreement. No Award shall be enforceable until the Award Agreement has been signed on behalf of the Company by its authorized representative and signed by the Participant and returned to the Company. By executing the Award Agreement, a Participant shall be deemed to have accepted and consented to the terms of this Plan and any action taken in good faith under this Plan by and within the discretion of the Committee, the Board or their delegates. Award Agreements covering outstanding Awards may be amended or modified by the
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Committee in any manner that may be permitted for the grant of Awards under the
Plan, subject to the consent of the Participant to the extent provided in the Award Agreement.

8. GENERAL PROVISIONS

         8.1 No Assignment or Transfer; Beneficiaries. Awards under the Plan shall not be assignable or transferable, except by will or by the laws of descent and distribution, unless otherwise allowed by the Committee. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other specified under an Award following the Participant's death.

         8.2 No Right of Employment. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Participant the right to continue in the capacity in which he is employed by the Company or any Subsidiary.

         8.3 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares.

         8.4 Tax Consequences. The Participant shall be responsible for payment of any federal, state and local taxes or similar charges required by law with respect to an Award, including all taxes required to be withheld and paid by the Participant at the time that taxable income is recognized in respect of the Award. For purposes hereof, unless otherwise provided in an Award Agreement, a Participant who is subject to Rule 16b-3 at the time taxable income is recognized in respect of an Award may satisfy the tax withholding liability or other expected tax liability by returning to the Company the number of shares of Common Stock necessary to satisfy such tax liability, valued based on the Fair Market value of the shares as of the date the shares are returned, subject to a maximum of 50 percent of the number of shares under the Award then being recognized as taxable income. If a Participant makes an election pursuant to
Section 83(b) of the Code with respect to an Award of Restricted Stock, the Participant shall be required to promptly file a copy of such election with the Company.

         8.5 Plan Binding on Successors. The Plan shall be binding upon the Company, its successors and assigns, and the Participant, his heirs, administrators, estate, permitted transferees and beneficiaries.

         8.6 Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings
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of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

         8.7 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

         8.8 Governing Law. The validity and construction of this Plan and of the Award Agreements shall be governed by the laws of the State of Delaware.

9. EFFECTIVE DATE, AMENDMENT AND TERMINATION

         9.1 Effective Date. The Effective Date of the Plan shall be the date of approval of the Plan by the shareholders of the Company at its 2001 annual meeting of shareholders. If the Plan is not so approved, the Plan shall not become effective.

         9.2 Amendment and Termination. The Board may at any time and from time to time and in any respect, amend or modify or terminate the Plan. No amendment, modification or termination of the Plan shall in any manner adverse to a Participant affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award. The Board may seek the approval of any amendment or modification by the Company shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m), the listing requirements of the New York Stock Exchange or for any other purpose.